Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into to be effective as of March 23, 2007 by and between ANTs software inc., a Delaware corporation (the “Company”), and the Executive set forth on the signature page hereof (the “Executive”).

NOW, THEREFORE, in consideration of the agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.  Employment. The Company hereby employs Executive to serve in such capacity and with such title as are set forth on the signature page hereto (the “Position”), and Executive agrees to serve in the Position with the Company, or to serve in such other position or positions as the Company may determine in its sole discretion. The Executive hereby accepts such employment and agrees to devote his or her best efforts and his or her full time and attention exclusively to the business and affairs of the Company, as such business and affairs now exist and as they may be hereafter changed or augmented, under and pursuant to the general direction of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company. The Company shall retain full direction and control of the manner, means and methods by which the Executive performs the services for which he or she is employed hereunder and of the place or places at which such services shall be rendered.

2.  Term of Employment. The term of the Executive’s employment shall continue until terminated by either party pursuant to the terms of this Agreement. Executive is employed by the Company “at will” and Executive’s employment may be terminated at any time, by Executive or the Company, for any reason and for no reason.

3.  Compensation and Expenses.

(a)  Salary. As compensation for the Executive’s services during the term of the Executive’s employment hereunder, the Company shall pay the Executive an annual salary (the “Salary”) as is set forth on the signature page hereto, payable in 24 equal semi-monthly installments, subject to required tax and other fiduciary withholding requirements. Both Executive and Company agree and acknowledge that Executive’s Salary may change following the date hereof, and the provisions hereof apply to the then outstanding Salary.

(b)  Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by him or her in connection with the performance by him or her of his or her duties hereunder and in accordance with the Company’s policies and procedures with respect thereto, as they may be changed from time to time.

(c)  Stock Options. As of the date of this Agreement Executive has been granted the Stock Options set forth on Attachment 1 hereto, and the aggregate number of shares subject to such Stock Options is set forth on the signature page hereof. Both Executive and Company agree and acknowledge that the Stock Option grants and the number of shares of common stock subject to such Stock Options may change following the date hereof, and the provisions hereof apply to all such then outstanding Stock Options.

(d)  Vacation. The Executive shall be entitled to that number of annual paid personal days as are set forth on the signature page hereto. Personal days taken for vacations shall be taken at such times as the Executive and the Company may mutually agree.

(e)  Other Employee Benefits. The Executive shall be entitled to participate in the Company’s health insurance plans or programs and such other benefit plans as may be adopted, from time to time, by the Company, to the extent that they, by their terms, cover the Executive. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program at any time or from time to time.

(f)  Insurance. The Company may, at its discretion, secure at its own expense certain insurance policies, including without limitation, a “key-man” life insurance policy upon the life of the Executive, payable to the Company in the event of the Executive’s death. The Executive agrees that any such insurance policy shall be for the Company’s benefit only and acknowledges that no person claiming by or through the Executive shall have any right to the proceeds of such insurance policies. The Executive agrees to execute all documents and take all acts reasonably requested by the Company to secure and enjoy the benefits of such insurance policies.

4.  Restrictive Covenants.

(a)  Other Business Ventures. During the term of the Executive’s employment hereunder, the Executive shall not, without the prior approval of the Board, directly or indirectly, either as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner, owner or in any other capacity, on his own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business which is or, to the best of his or her knowledge, is about to become competitive with the business of the Company; provided, however, that nothing herein contained shall be deemed to prohibit the Executive from being a passive investor owning up to 1% of any class of outstanding securities of any company whose stock is publicly traded.

(b)  Proprietary Information and Inventions Agreement. The Executive agrees that the Executive’s employment by the Company is conditioned upon the Executive promptly signing an agreement in substantially the form of the Company’s standard form of Proprietary Information and Inventions Agreement.

5.  Termination of Employment by Executive For Good Cause. In the event the employment of the Executive with the Company is terminated by the Executive for “Good Cause,” the Executive shall immediately and fully vest in all of the Severance Benefits set forth in Section 7 below. For purposes of this Section 5, “Good Cause” shall be defined as: (i) a decrease in Executive’s compensation of greater than twenty-five percent (25%) of his or her compensation (x) immediately prior to such decrease or (y) in the aggregate over a period not exceeding two years (not including any decrease in compensation that is applied to each of the Company’s executive officers equally), (ii) a material change in Executive’s corporate position, title or responsibilities, or (iii) the relocation of the principal offices of the Company more than 80 miles from their present location without the Executive’s consent. In the event of the existence of Good Cause, the Executive may terminate his employment at any time.

6.  Termination of Employment Without Cause. In the event the employment of the Executive with the Company is terminated without “Cause” after six months of employment, the Executive shall immediately and fully vest in all of the Severance Benefits set forth in Section 7 below. For purposes of this Section 6, “Cause” shall be defined as the Executive’s: (i) violation of any material provisions of any written agreement between the Company and Executive, (ii) being convicted of a felony and lapse of all rights of appeal, or (iii) commitment of any act of willful misconduct, gross negligence, or dereliction of his or her duties.

7.  Severance Benefits and Election. In the event that the employment of the Executive is terminated (i) by the Executive for Good Cause pursuant to Section 5 or (ii) by the Company without Cause pursuant to Section 6, Executive shall have thirty days to elect the Release Severance or the No-Release Severance as set forth below:

(a)  No-Release Severance. Executive may elect to receive the following severance benefits without agreeing to a general release of all claims known and unknown: The Company shall pay Executive: (i) a lump sum equal to six month’s base salary of the Executive; (ii) any and all accrued but unpaid bonuses and (iii) any and all target bonuses for the six month period following such termination of employment, in all such cases within 30 days from the effective date of the termination (the “No-Release Severance”).

(b)  Partial Option Acceleration. Additionally, upon election of the No-Release Severance, the Executive shall (A) immediately and fully vest in and have the right to exercise 75% of any and all unvested stock options granted to Executive, whether or not otherwise vested, subject to the provisions concerning exercisability and restrictions on transfer of such options, set forth below.

(c)  Release Severance. Executive may elect to receive the following severance benefits upon agreeing to a general release of all claims known and unknown: The Company shall pay Executive: (i) a lump sum equal to twelve month’s base salary of the Executive; (ii) any and all accrued but unpaid bonuses and (iii) any and all target bonuses for the twelve month period following such termination of employment, in all such cases within 30 days from the effective date of the termination (the “Release Severance”). .

(d)  Full Option Acceleration. Additionally, upon election of the Release Severance, the Executive shall immediately and fully vest in and have the right to exercise any and all unvested stock options granted to Executive, whether or not otherwise vested, subject to the provisions concerning exercisability and restrictions on transfer of such options, set forth below.

(e)  Election Period. The thirty day period during which Executive may elect the Release Severance or the No-Release Severance shall commence the day following Executive’s last day of employment and shall expire on the 31st day following Executive’s last day of employment. In the event that Executive does not timely elect the Release Severance or the No-Release Severance, it shall conclusively be deemed election of the No-Release Severance and the right to elect the Release Severance shall be forever waived. Nothing herein shall create any obligation on the Company to notify Executive of his or her right to elect the Release Severance or the No-Release Severance.

(f)  Restrictions on Option Exercise and Stock Sale. Executive and Company agree that, in the event that the employment of the Executive is terminated (i) by the Executive for Good Cause pursuant to Section 5 or (ii) by the Company without Cause pursuant to Section 6, then the following shall apply:

(i)  The exercise period of all of Executive’s Stock Options shall be extended to and exercisable until, that date which is the fifth year anniversary of the date of termination of Executive’s employment; and

(ii)  Executive covenants and agrees that, unless (x) there is a Corporate Transaction, as defined in the Stock Option Agreements by and between Executive and Company, or (y) the Company conducts a secondary stock offering in which the Company sells not less than 50% of its shares of common stock outstanding immediately preceding such offering, then (a) he or she will not sell any shares purchased under Executive’s Stock Options prior to the first six months following the date of termination of Executive’s employment, and (b) he or she will not sell more than 20% of the common stock purchased in exercise of any of Executive’s Stock Options during any three month period thereafter. Executive acknowledges and agrees that the Company can place stop transfer instructions to assist in enforcing these covenants.

(g)  Release. In the event that Executive elects the Release Severance, then Executive agrees as follows: Executive, on behalf of himself or herself and his or her heirs, successors and assigns, hereby fully releases and forever discharges the Company, and its officers, directors, agents, employees, attorneys, parents, affiliates, and subsidiaries (the “Released Parties”), from any and all claims, actions and liabilities of any kind or character whatsoever, arising in law or in equity, known or unknown, suspected or unsuspected, that Executive has ever had, now has or may now have against the Released Parties, including, without limitation, all claims directly or indirectly related to or arising out of Executive’s employment by the Company, the performance of his duties during that employment, and/or the termination of or his resignation from that employment. This waiver and release specifically includes, but is not limited to, all claims, if any, whether arising in tort or in contract, related to Executive’s employment, including any and all claims for wrongful discharge or wrongful termination; claims for alleged violation of public policy or breach of implied covenant of good faith and fair dealing; claims for breach of fiduciary duty; claims for negligent or intentional infliction of emotional distress; claims arising in connection with Executive’s compensation, benefits, warrants and/or stock options; claims for breach of express or implied contract or for further monetary compensation by way of additional salary or bonus allegedly due Executive by reason of his employment with the Company; and all other claims, based on common law or federal or state statute, including claims for discrimination based on age arising under state statute or the federal Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, or any similar federal or state law prohibiting age discrimination.
Executive further understands and expressly agrees that this Release specifically extends to all claims, whether those claims are presently known to the party or not, or suspected by the party or not. Executive agrees that he or she has not assigned or transferred, in whole or in part, any of the claims, actions or liabilities released by him or her herein. By signing below, Executive expressly waives the benefits of Section 1542 of the California Civil Code, which provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”

8.  Confidentiality. Executive agrees that the terms and conditions of this Agreement are and shall remain strictly confidential, and that he or she will not disclose those terms and conditions to any third party (i) except for Executive’s tax or legal advisors or his spouse, or (ii) unless compelled by law to do so.

9.  Noninterference. Executive agrees that, during the term of his or her employment and for a period of 12 months thereafter, he or she shall not, on his or her own behalf or on behalf of any other person, solicit or in any manner influence or encourage any current or prospective customer, employee or other person who has a business relationship with the Company or any affiliate, to terminate or limit in any way their relationship with the Company, or interfere in any way with such relationship. For purposes hereof, (i) the term person is to be construed in the broadest sense and means and includes any natural person, company, limited liability company, partnership, joint venture, corporation, business trust, unincorporated organization or any governmental authority, and (ii) a person shall be considered a “prospective” customer or employee if the Company or any affiliate has entered into discussions or otherwise made contact with the person for the purpose of any such engagement within the six-month period prior to any solicitation by the Executive, and such fact is known or made known to the Executive.

10.  Non-Competition. The Executive agrees not to, during his or her employment and for a period of 12 months thereafter, voluntarily or involuntarily, directly or indirectly, individually or on behalf of any entity or person, as a partner, stockholder, director, officer, principal, agent, employee, or in any other capacity or relationship, engage in, aid, or assist, in any competition with the Company within the United States of America or any foreign country where the Company conducts business. The Company and the Executive acknowledge the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which is part of this covenant. The provisions of this paragraph 10 shall survive the termination of this Agreement by either party.

11.  Voluntary Agreement. Executive expressly acknowledges and warrants that he or she has read and fully understands this Agreement; that he or she have had the opportunity to consult with legal counsel of his or her own choosing in order to have the terms and conditions of this Agreement fully explained to him or her; that he or she is not executing this Agreement in reliance on any promises, representations or inducements other than those set forth herein; that he or she understands he or she is giving up legal rights by signing this Agreement; and that he or she is executing it voluntarily, free of any duress or coercion, after due deliberation, with a full understanding of what it means to do so.

12.  Mediation, Venue and Arbitration. If a dispute arises in connection with this Employment Agreement, Executive and Company agree that any legal action, mediation or arbitration will be conducted in the court, arbitration or other body having subject matter jurisdiction, in the city of Burlingame, California, and venue shall be proper only therein. Any dispute, controversy or claim arising out of or relating to provisions of this Employment Agreement shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) or the Judicial Arbitration and Mediation Service (JAMS), or other mutually acceptable arbitral body, in effect on the date of this Agreement. The arbitration tribunal shall adopt rules of procedure supplementary to the rules of the AAA or JAMS as it deems equitable under the circumstances. An award rendered by the arbitrator shall be final and binding, and judgment may be entered upon it in any court having jurisdiction. In no event shall this subsection be construed as conferring upon any court authority or jurisdiction to inquire into or review such award on its merits.

13.  Miscellaneous.

(a)  Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the internal laws of the State of California without reference to principles of conflict of laws.

(b)  Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)  Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof.

(d)  Further Assurances. Each party hereto shall furnish to the other party hereto such instruments and other documents as the other party may reasonably request for the purpose of carrying out or evidencing the transactions contemplated by this Agreement.

(e)  Attorneys’ Fees. If any lawsuit or other action or proceeding relating to this Agreement is brought by either party hereto against the other party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(f)  Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be deemed effective upon the actual receipt by the Executive or the agent for service of process for the Acquirer or Company, as applicable.

(g)  Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, but only by a written instrument executed by the Executive and the Company or the Acquirer as the case may be. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(h)  Severability. Any term or provision of this Agreement which is prohibited, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such prohibition, invalidity or unenforceability without invalidating or affecting any other term or provision hereof, any such prohibition, invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction.

(i)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(j)  Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company and/or Acquirer. In view of the personal nature of the provisions of this Agreement to be performed by the Executive, the Executive shall not have the right to assign or transfer any of the obligations or rights and benefits hereunder, nor shall said rights and benefits be otherwise subject to voluntary or involuntary alienation except as provided herein.

(k)  No Rules of Construction.No rules of construction are intended by the parties hereto and none shall be employed or used in the interpretation of this Agreement. For all purposes, both parties hereto shall be deemed joint authors hereof.

IN WITNESS WHEREOF, the parties have duly executed this Separation Agreement as of the date first above written.

ANTS SOFTWARE INC.,
a Delaware Corporation

By:
Name and Title:	Francis Ruotolo - Chairman
Address:	700 Airport Blvd., Suite 300
Burlingame, CA 94010

EXECUTIVE

By:
Name:	Joseph Kozak
Address:	C/O ANTs software inc.
700 Airport Blvd. Suite 300
Burlingame, CA 94010

Position:	President and Chief Executive Officer
Annual Salary:	$200,000
Annual Eligible Bonus:	$200,000
Total Stock Options Granted:	1,000,000

Attachment 1

Outstanding Stock Options - Joseph Kozak

No. of Shares	Grant Number	Expiration Date	Exercise Price
125,000	224	05/03/15	$2.36
375,000	227	06/09/15	$3.01
135,000	244	10/12/15	$2.60
200,000	276	06/18/16	$2.28
165,000	292	10/27/16	$2.14